EXHIBIT 99.1

NEWS RELEASE

Superior Uniform Group, Inc.

A NASDAQ Listed Company: SGC

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-9623

Contact: Andrew D. Demott, Jr., CFO	FOR IMMEDIATE RELEASE
(727) 803-7135

SUPERIOR UNIFORM GROUP, INC. REPORTS FIRST QUARTER
OPERATING RESULTS

● Net Sales Increase 32.4%
● HPI Reports Net Sales of $10,712,000 an Increase of 34%
● The Office Gurus Reports Net Sales Increase of 48.3%

SEMINOLE, Florida – April 24, 2014 - Superior Uniform Group, Inc. (NASDAQ: SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the first quarter ended March 31, 2014, earnings were $1,218,000 or $0.18 per share (diluted) compared with $1,229,000 or $0.20 per share (diluted) reported for the quarter ended March 31, 2013. Net sales for the 2014 first quarter were $41,027,000 compared with 2013 first quarter sales of $30,985,000.

Michael Benstock, Chief Executive Officer, commented: “We are very pleased to continue to report significant sales gains in both of our operating segments. HPI has continued with their very strong momentum since the acquisition last July reporting a 34% increase in their net sales in the first quarter versus their net sales for the first quarter of 2013. Additionally, we have been working to build inventories for several very large customer programs that will begin shipping during the second quarter of 2014 for both HPI and our legacy uniform business. Our current backlog of business is larger than it has ever been. Our Uniforms and Related Product segment net sales, exclusive of HPI, were down moderately in the first quarter. January and February were down more significantly and a portion of that decrease is due to the impact of severe weather. We did begin to see a pickup in activity in March and were back on track with a nice increase in net sales during March even though our shipping was again adversely affected by winter storms in the last few days of the month. We look forward to reporting significant increases in net sales and earnings in this segment in the second quarter and as the year continues.

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“Our Remote Staffing Solutions segment is happy to once again report significant growth in net sales as the market response has been very favorable to our service offerings and we believe there is room for us to continue to grow substantially in this segment.

“Our financial position remains very strong and will continue to allow us to meet the demands of significant growth in all of our business segments as we move forward.”

ABOUT SUPERIOR UNIFORM GROUP, INC.

Superior Uniform Group (NASDAQ:SGC), established in 1920, is one of America's foremost providers of fine uniforms and image apparel. Headquartered in Seminole, Fla., Superior Uniform Group manages award-winning uniform apparel programs for major corporations nationwide. Leaders in innovative uniform program design, global manufacturing, and state-of-the-art distribution, Superior Uniform Group helps companies achieve a more professional appearance and better communicate their brands - particularly those in healthcare, private security, retail, hospitality, transportation and food service industries.

The Company’s commitment to service, technology, quality and value-added benefits, as well as its financial strength and resources, support customers’ diverse needs while embracing a "Customer 1st, Every Time!" philosophy and culture. Superior Uniform Group primarily sells its products through its signature brands Fashion Seal Healthcare® and HPI Direct®. Superior Uniform Group is also the parent company for The Office Gurus®, its BPO and Contact Center vertical.  For more information, call (800) 727-8643 or visit www.superioruniformgroup.com.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation, those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

Comparative figures are as follows:

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

THREE MONTHS ENDED MARCH 31,

(Unaudited)

	2014	2013

Net sales	$41,027,000	$30,985,000

Costs and expenses:
Cost of goods sold	26,971,000	19,672,000
Selling and administrative expenses	12,083,000	9,557,000
Interest expense	95,000	7,000
	39,149,000	29,236,000

Income before taxes on income	1,878,000	1,749,000
Income tax expense	660,000	520,000

Net income	$1,218,000	$1,229,000

Per Share Data:

Basic:
Net income	$0.19	$0.20

Diluted:
Net income	$0.18	$0.20

Cash dividends per common share	$0.135	$-

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

MARCH 31,

(Unaudited)

ASSETS
	2014	2013

CURRENT ASSETS:
Cash and cash equivalents	$4,414,000	$3,493,000
Accounts receivable - trade, net	23,467,000	17,318,000
Accounts receivable - other	4,811,000	3,312,000
Prepaid expenses and other current assets	7,472,000	2,665,000
Inventories	54,692,000	39,340,000

TOTAL CURRENT ASSETS	94,856,000	66,128,000

PROPERTY, PLANT AND EQUIPMENT, NET	13,521,000	8,962,000
OTHER INTANGIBLE ASSETS, NET	17,837,000	523,000
GOODWILL	4,135,000	-
DEFERRED INCOME TAXES	1,740,000	4,630,000
OTHER ASSETS	148,000	163,000

	$132,237,000	$80,406,000

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$9,839,000	$6,246,000
Other current liabilities	3,868,000	2,843,000
Current portion of long-term debt	2,063,000	-

TOTAL CURRENT LIABILITIES	15,770,000	9,089,000

LONG-TERM DEBT	31,867,000	120,000
LONG-TERM PENSION LIABILITY	3,539,000	10,545,000
ACQUISITION-RELATED CONTINGENT LIABILITY	6,838,000	-
OTHER LONG-TERM LIABILITIES	645,000	700,000
DEFERRED INCOME TAXES	150,000	90,000

SHAREHOLDERS' EQUITY	73,428,000	59,862,000

	$132,237,000	$80,406,000

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